Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

The Board of Directors
SRC Energy Inc.
Denver, Colorado

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 (File No. 333-206876), Form S‑4 (File No. 333-225132), and Form S-8 (File Nos. 333-191684 and 333-225131) of SRC Energy Inc. and subsidiaries (the “Company”) of our report relating to the Company’s proven oil and gas reserves which was filed as Exhibit 99.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 (the “10-K), and information derived from our report included in the 10-K.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P
TBPE Firm Registration No. F-1580

Denver, Colorado
February 20, 2019